Exhibit 99.1

           FLEETWOOD ANNOUNCES MOTOR HOME PRODUCTION CONSOLIDATION

          -- Production of motor homes in Paxinos, Pennsylvania, will be relocated to plants in Decatur, Indiana --


Riverside, Calif., October 10, 2008 - Fleetwood Enterprises, Inc. (NYSE:FLE) announced today that it is relocating motor home production from its plant in Paxinos, Pa., to its plants in Decatur, Ind. The Paxinos manufacturing facility, which builds Class A gas and Class C products, will cease operations effective early December 2008. The full line of products currently built in Paxinos will be transferred to the Decatur manufacturing complex, which currently builds Class A diesel products, during the fiscal third quarter. Fleetwood's other Class A gas and Class C facility in Riverside, Calif., will not be affected by this consolidation.

"This is a difficult but necessary operational change," said Paul Eskritt, president of Fleetwood's RV Group. "We are now in the fourth year of a declining motor home market and current forecasts indicate further declines into 2009. We firmly believe that the market will rebound, and we have enough excess capacity in Decatur to handle this consolidation as well as a healthy increase in market demand. Our Decatur personnel have experience building both Class A and Class C motor homes, so we expect the transition to be smooth. In addition to greater capacity utilization, other advantages of the relocation include the closer proximity of our Indiana plants to most of our primary suppliers, as well as a larger portion of our dealer network in the East."

This consolidation will not affect the availability of Fleetwood motor homes to dealers or consumers in the marketplace. All current brands and models will continue to be offered. Fleetwood remains committed to providing the best quality, highest value products to all its customers.

The Company expects to recognize costs related to the consolidation of approximately $2.2 million in its fiscal second quarter, with an additional $2.0 million in its fiscal third quarter. Any potential impairment charges on the Paxinos plant are being evaluated. Ongoing savings are estimated to approach $1.5 million per quarter beginning with the fiscal fourth quarter. Cash generated by a permanent reduction to working capital by the end of the fiscal third quarter is expected to more than offset the costs of the consolidation.

"We are naturally concerned about the impact this action has on our associates, many of whom have long-term service with Fleetwood," Eskritt said. "This decision in no way reflects on our excellent workforce or the Paxinos community. The difficult decision to close the plant is strictly market-related. Our associates were notified today of the consolidation, and they will be entitled to pay and benefits for at least 60 days. In addition, career assistance will be provided to all those affected."

The Paxinos plant, which opened in 1973, currently employs approximately 325 people.

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.


This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements, including those regarding costs, charges and savings related to the consolidation, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in both the manufactured housing and the recreational vehicle markets; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, the availability of financing in general, and other factors that can have a negative impact on consumer confidence, which may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; the effect on our sales of aggressive discounting by competitors; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies; our ability to meet the repayment terms of our outstanding convertible debt instruments, including the 5% convertible senior subordinated debentures; potential dilution associated with equity or equity-linked financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions, including actions resulting from products we receive from our suppliers; and the highly competitive nature of our industries.


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